Exhibit 15
July 26, 2006
Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, Wisconsin 53204
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended June 30, 2006 and 2005, and have issued our report dated July 26, 2006, which includes an explanatory paragraph regarding the adoption of Statement on Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444, 333-101780, 333-113041, and 333-125702 on Form S-8 and Registration Statement Nos. 333-24685 and 333-43071 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin